EXHIBIT 10.8

RESEARCH AND DEVELOPMENT AGREEMENT

This RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of                                  , 2002 between CarnaudMetalbox plc, a public limited company formed under the laws of England and Wales (“Carnaud”), Crown Cork & Seal Technologies Corporation (“Crown Technologies” and, collectively with Carnaud, the “Crown Entities”) and Constar, Inc., a Delaware corporation (“Constar, Inc.”).

BACKGROUND

A.    The Crown Entities currently provide certain research and development services to Constar, Inc.

B.    Crown Cork & Seal Company, Inc. (“Crown”) and Constar International Inc. (“Constar”) are contemplating that an initial public offering will be made of all of the capital stock of Constar (the “Initial Public Offering”), and Crown and Constar, Inc. both desire for the Crown Entities to continue to provide certain services to Constar, Inc. following the Initial Public Offering.

C.    The Crown Entities and Constar, Inc. desire to enter into this Agreement to set forth the roles and responsibilities with regard to research and development services to be provided by the Crown Entities to Constar, Inc. following the Initial Public Offering.

TERMS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Crown Entities and Constar, Inc., for themselves and their successors and assigns, and intending to be legally bound hereby, hereby agree as follows:

1.  Definitions.    Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar. As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1.  “AAA” shall have the meaning set forth in Section 13.5.

1.2.  “Additional Services” shall have the meaning set forth in Section 2.4 below.

1.3.  “Benefits Allocation Agreement” shall mean the Benefits Allocation Agreement, dated as of the date hereof, between Crown and Constar.

1.4.  “Commitment Percentage” shall have the meaning set forth in Section 2.1 below.

1.5.  “Commitment Period” shall have the meaning set forth in Section 2.1 below.

1.6.  “Confidential Information” shall have the meaning set forth in Section 8 below.

1.7.  “Costs” shall have the meaning set forth in Section 3.1 below.

1.8.  “Developed Intellectual Property” shall have the meaning set forth in Section 6.1 below.

1.9.  “Force Majeure Event” shall have the meaning set forth in Section 13.2 below.

1.10.  “Key Carnaud Individuals” shall mean the individuals specified as such on Schedule A and/or such other individuals that are designated as Key Carnaud Individuals by the parties pursuant to Section 2 from time to time.

1.11.  “Key Crown Individuals” shall mean the individuals specified as such on Schedule A and/or such other individuals that are designated as Key Crown Individuals by the parties pursuant to Section 2 from time to time.

1.12.  “Key Individuals” shall mean the Key Crown Individuals, the Key Carnaud Individuals and the Key Transferred Individuals and/or such other individuals that are designated as Key Individuals by the parties pursuant to Section 2 from time to time.

1.13.  “Key Transferred Individuals” shall mean the individuals specified as such on Schedule A and/or such other individuals that are designated as Key Transferred Individuals by the parties pursuant to Section 2 from time to time.

1.14.  “Key Individual Fees” shall have the meaning set forth in Section 2.1 below.

1.15.  “Key Individual Services” shall mean the reasonable services, consistent with past practice of the Crown Entities with respect to similar projects, performed for Constar, Inc. by Key Individuals in accordance with and subject to this Agreement.

1.16.  “Non-Dedicated Equipment” shall have the meaning set forth in Section 2.3 below.

1.17.  “Proprietary Rights” shall mean any intellectual property and other proprietary rights, including, without limitation, any patents, patent applications, industrial design rights, copyrights (and any registration or applications therefor), database rights, trade secrets, all other rights in and to any inventions, discoveries, processes, formulae, technology, works of authorship and any writings, diagrams, computer programs, compilations and pictorial representations and other works (whether or not copyrightable) relating thereto.

1.18.  “R&D Fees” shall mean Key Individual Fees and any fees payable for Additional Services.

1.19.  “R&D Services” shall mean Additional Services and Key Individual Services.

1.20. “Term” shall have the meaning set forth in Section 5 below.

2.  Services.
2.1.  Key Individuals.    During the Term, and during the Commitment Period for each Key Individual set forth on Schedule A (the “Commitment Period”), the applicable Crown Entity under whose name such Key Individual is listed on Schedule A shall make such Key Individual available to provide such support and assistance to Constar, Inc. as is consistent with the skills and experience of such Key Individual, for the applicable percentage of the Key Individual’s working hours per month that is indicated on, and modified in accordance with the terms set forth on, Schedule A (the “Commitment Percentage”). Constar, Inc. shall have the right to approve the activities of Key Carnaud Individuals and the Key Crown Individuals while providing Key Individual Services in a manner consistent with the skills and experience of such Key Individuals and shall define and approve the scope of Key Individual Services provided by Key Individuals pursuant to this Agreement. In consideration for such access to each Key Individual, Constar, Inc. agrees to pay the applicable Crown entity under whose name such Key Individual is listed on Schedule A (i) a fee for each Key Transferred Individual equal to (x) the actual cost to the Crown Entities of compensation and benefits to such Key Individual per month for each month during which access is provided to such Key Individual plus (y) an annual overhead charge of $16,120, plus phone, delivery and courier costs actually incurred by a Crown Entity, prorated and payable on a monthly basis and (ii) a fee per each Key Carnaud Individual and Key Crown Individual equal to the product of (x) $12,500 per month for each month during which access is provided to a Key Individual multiplied by (y) such Key Individual’s Commitment Percentage (collectively, “Key Individual Fees”). The Key Individuals shall, subject to the terms of this Agreement and the Benefits Allocation Agreement, at all times remain employees of the applicable Crown Entity, or one of its Affiliates, and shall remain subject to the applicable Crown Entity’s policies applicable to its employees. The Crown Entities’ obligation under this Agreement to make a given Key Individual available to Constar, Inc. and the Constar Entities’ obligation to pay Key Individual Fees shall continue for the duration of such Key Individual’s Commitment Period, except that in no event shall such obligations continue beyond the Key Individual’s employment with the applicable Crown Entity. In the event that a Key Individual ceases to be an employee of the applicable Crown Entity for any reason during the Term other than by taking up employment with Constar, Inc., the applicable Crown Entity shall make commercially reasonable efforts to find a qualified replacement, whom the applicable Crown Entity may then, with Constar, Inc.’s prior written consent designate as a Key Individual for purposes of this Agreement, to be treated as if such individual were the replaced Key Individual under the terms of this Agreement; provided, that the applicable Crown Entity shall not be deemed to be in breach of this Agreement (a) if the applicable Crown Entity is unable to hire a qualified replacement for any reason or (b) as a result of any delay of whatever duration in the hiring of a qualified replacement. In the event that Constar, Inc. does not consent to a replacement being designated as a Key Individual, neither the applicable Crown Entity nor any of its Affiliates shall be obligated to provide, or otherwise arrange for the provision of, the Key Individual Services that were previously provided under this Agreement by the Key Individual whose employment with the applicable Crown Entity has terminated and the applicable Crown Entity shall not be deemed to be in breach of this Agreement. In the event that a Key Individual ceases to be an employee of the applicable Crown Entity for any reason, the Commitment Period for such Key Individual shall end; provided, that if such Key Individual is replaced pursuant to this Section 2.1, the replacement Key Individual shall assume the balance of the replaced Key Individual’s Commitment Period.

2.2.  Activity Reports.    Within 30 days after the end of each calendar month during the Term, the applicable Crown Entity shall provide Constar, Inc. with monthly reports (based on, and in accordance with, the applicable Crown Entity’s then existing reporting system) on the availability during such month of Key Individuals to provide Key Individual Services and all Key Individual Services actually provided under this Agreement. In connection with such monthly reports, Key Individuals shall keep a log setting forth the time each such Key Individual worked in performing the Key Individual Services under this Agreement which shall be supported by weekly time allocation reports with details to be mutually agreed, reviewed by the Constar, Inc. Vice President of Research and Development or his designee. Any charges above the applicable Commitment Percentage of any Key Individual must be approved by the Constar, Inc. Vice President of Research and Development or his designee in advance. The applicable Crown Entity shall from time to time provide Constar, Inc. with meeting records, technical records and project review presentations relating to the Key Individual Services provided in connection with Constar, Inc. projects as reasonably appropriate and in accordance with past practices and in accordance with such reasonable protocols and procedures as the Parties shall mutually agree. So long as the Crown Entities make Key Individuals available to Constar, Inc. in accordance with Section 2.1, Constar, Inc. shall pay the full Key Individual Fees regardless of the actual time spent on Key Individual Services during any month. Constar, Inc. shall from time to time provide the applicable Crown Entity with meeting records and technical records relating to Constar, Inc.’s services to Crown as reasonably appropriate and in accordance with past practices and in accordance with such reasonable protocols and procedures as the parties shall mutually agree.

2.3.  Resources.

(a)  During the Term, Crown shall have no right to use and no right to access the Constar, Inc. owned equipment for any other purpose than the research and development services rendered under this agreement for Constar, Inc. However, when mutually agreed, Constar, Inc. will use commercially reasonable efforts to provide Crown with R&D services at the same standard billing rate and other terms, including, without limitation, warranty and indemnification, provided in this Agreement as used by Crown for Additional Services to Constar, Inc.

(b)  During the Term, the Crown Entities shall make available to the Key Individuals, the non-dedicated equipment set forth on Schedule B (the “Non-Dedicated Equipment”) to the extent necessary for performance of the Key Individual Services on a reasonable basis during normal business hours or such hours as the parties shall mutually agree, and in accordance with such reasonable protocols and procedures as the parties shall mutually agree from time to time; provided, that the Crown Entities shall not be obligated to make Non-Dedicated Equipment available for Key Individual Services to the extent that such Non-Dedicated Equipment is reasonably required for other activities of the Crown Entities or their Affiliates. Nothing in this Agreement shall require the Crown Entities to develop or acquire any facilities or equipment other than as exists as of the Initial Public Offering Date. In lieu of the then existing Non-Dedicated Equipment, the applicable Crown Entity may, in its sole discretion, from time to time make available to the Key Individuals equivalent alternative equipment, which equipment shall be deemed to be Non-Dedicated Equipment.

(c)  The Crown Entities shall permit employees of Constar, Inc. to visit the facilities where Key Individual Services are performed. Any such visits shall be reasonable in scope and duration and shall be conducted during normal business hours.

(d)  In consideration for the R&D Fees provided herein, Carnaud agrees to allow Constar, Inc. to store and use the equipment identified on Schedule C in Carnaud’s Wantage facility, consistent with historical practices in Wantage, until the date which is 3 months from the Initial Public Offering Date or to charge a reasonable fee to be mutually agreed for an extended period of storage.

2.4.  Additional Services.    The Crown Entities will use commercially reasonable efforts to provide Constar, Inc. with (a) research and development services other than the Key Individual Services and (b) Key Individual Services in excess of a Key Individual’s Commitment Percentage during any month (collectively, “Additional Services”). Such Additional Services shall be provided at the Crown Entities’ standard billing rate of $12,500 per month per individual providing such services, prorated for the amount of time spent providing Additional Services. In the event that Constar, Inc. receives Key Individual Services from a Key Individual that exceed such Key Individual’s Commitment Percentage during a month, such excess Key Individual Services shall be considered Additional Services.

2.5.  Oxygen Transmission Measuring Machines (Illiop).

(a)  Crown Technologies will complete construction of a new Illiop machine prior to the termination of this agreement, which shall be included as Non-Dedicated Equipment and owned by Crown. Within 90 days after such new Illiop machine is deemed fully operational by Crown Technologies, Crown shall transfer ownership of the existing Illiop machine in Alsip that is included among the Non-Dedicated Equipment to Constar, Inc.

(b)  Constar, Inc. and Crown shall make all Illiop machines available to each other on a reasonable basis during normal business hours or such hours as the parties shall mutually agree, and in accordance with such reasonable protocols and procedures as the parties shall mutually agree from time to time.

2.6.  Employees.    Notwithstanding the provisions of the Non-Competition Agreement between Crown and Constar, Constar, Inc. shall have the option to offer employment to certain Key Carnaud Individuals as indicated on Schedule A. After the Initial Public Offering Date, and on 45 days notice, Constar, Inc. and the Crown Entities can mutually agree to modify the Commitment Percentage or the Commitment Period, or Constar, Inc. can offer employment to Key Carnaud Individuals. Beginning 90 days after the Initial Public Offering Date, Constar, Inc. may, at its option, decrease the Commitment Percentage of any Key Carnaud Individuals. Crown agrees to extend the Commitment Period with regard to the Key Carnaud Individuals upon Constar, Inc.’s request at terms to be mutually agreed. Constar, Inc. shall inform the Crown Entities of its intention to offer employment to such Key Individuals 45 days prior to the proposed transfer date. If the Key Individuals decline the opportunity to transfer employment to Constar, Inc., they will remain employees of the Crown Entities.

3.  Payment for Costs.

3.1.  Constar, Inc. shall reimburse the Crown Entities for all third party costs that the Crown Entities incur in connection with the performance of the R&D Services and for which Crown has obtained written prior approval from Constar, Inc. (the “Costs”), including, by way of example without limitation, equipment repair and maintenance, materials costs, subcontractor costs, and reasonable travel and accommodation expenses. Without limiting the foregoing Constar, Inc. shall reimburse the applicable Crown Entity for any and all costs associated with repair of equipment that is damaged, becomes inoperable, or otherwise malfunctions specifically because of the use of such equipment in performing the R&D Services.

4.  Invoicing and Payment.

4.1.  The Crown Entities shall present invoices for R&D Fees and Costs to Constar, Inc. on a monthly basis. All R&D Fees and Costs shall be due within thirty (30) days of receipt of an invoice therefor.

4.2.  The Crown Entities shall keep reasonably accurate and timely books and records relating to the R&D Fees and Costs in accordance with the Crown Entities’ standard record-keeping procedures and which shall be supported by purchase approval documents and weekly timekeeping reports available to the Constar, Inc. Vice President of Research and Development or his designate, and shall maintain such books and records until one year after the termination or expiration of this Agreement. Constar, Inc. shall have the right, during the Term, at Constar, Inc.’s own expense, to audit the Crown Entities’ books and records for the purpose of verifying the R&D Fees and Costs. Such audits shall be made not more than once per year, on not less than 15 days’ written notice, during regular business hours and by independent auditors selected by Constar, Inc. and acceptable to the Crown Entities, such acceptance not to be unreasonably withheld, conditioned or delayed. In the event such audit reveals any inaccuracies in the R&D Fees and Costs reported by the Crown Entities, the parties shall take action promptly to correct such inaccuracies, including, without limitation, the payment or refund, as the case may be, of R&D Fees and Costs to the extent that the amount actually paid by Constar, Inc. is more or less than the amount accurately due.

4.3. All sums referenced in this Agreement are expressed exclusive of VAT or other sales tax, which shall be paid by Constar, Inc. at the time and manner prescribed by law.

5.  Term.

5.1.  The term of this Agreement shall begin on the Initial Public Offering Date and, unless terminated as provided for herein, shall continue until December 31, 2003 (the “Term”). The Term of this Agreement can be extended beyond this date, if mutually agreed by Constar, Inc. and the Crown Entities.

5.2.  The following shall be considered events of default and shall give rise to a right of either Crown Entity to terminate this Agreement: (i) Constar, Inc. fails to make timely payments for invoiced R&D Fees and Costs, subject to a 30-day cure period after notice regarding such breach, (ii) Constar, Inc. materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach, or (iii) Constar or Constar, Inc. experiences a change of Control such that Constar or Constar, Inc. is controlled by a competitor of Crown or Constar, Inc. (provided that such termination shall not be effective until six months from the date of the change of Control). If Constar or Constar, Inc. suffers a Bankruptcy Event, Crown shall have the right to unilaterally modify the payment terms set forth in Section 4.1 of the Agreement at any time after such Bankruptcy Event. Crown shall promptly notify Constar, Inc. of any such modifications to the payment terms of this Agreement.

5.3.  The following shall be considered events of default and shall give rise to a right of Constar, Inc. to terminate this Agreement: (i) either Crown Entity materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (ii) either Crown Entity or Crown experiences a change of Control such that either Crown Entity or Crown is controlled by a competitor of Constar, Inc. or Crown (provided that such termination shall not be effective until six months from the date of the change of Control).

6.  Intellectual Property.

6.1.  As between the Crown Entities and Constar, Inc., Constar, Inc. shall own all right, title and interest in and to any Proprietary Rights that are developed, generated or created in the performance of the R&D Services (the “Developed Intellectual Property”). Notwithstanding anything to the contrary in this Agreement, Developed Intellectual Property shall not include any Proprietary Rights that either of the Crown Entities hold or own prior to, or as a result of activities other than, performance of the R&D Services, and as between the Crown Entities and Constar, Inc., the Crown Entities own and at all times shall own all right, title and interest in and to such Proprietary Rights and to any improvements or modifications of such Proprietary Rights. The Crown Entities hereby irrevocably and unconditionally assign and transfer to Constar, Inc.

all rights of every kind, nature or description, whether now known or hereafter devised, that the Crown Entities may have in or to such Developed Intellectual Property. The Crown Entities shall, at Constar, Inc.’s request, obtain, execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to Constar, Inc., as may be necessary to further evidence, perfect, maintain and effectuate the rights granted to Constar, Inc. hereunder, including without limitation causing the Key Individuals and/or any other inventors to execute and deliver such assignments and inventions disclosures as may be necessary to transfer the Developed Intellectual Property to Constar, Inc. In addition, at Constar, Inc.’s request and expense, Crown shall provide reasonable cooperation to Constar, Inc. in the event that Constar, Inc. elects at its discretion to file and prosecute any patent applications as part of the Developed Intellectual Property.

6.2.  For Developed Intellectual Property, Constar, Inc. will bear all patent filing fees, renewal fees, and external legal fees. For Developed Intellectual Property, the Crown Entities will charge as Additional Services any labor costs incurred by Crown Entities personnel in the preparation and filing for registered patent and trademark protection.

7.  Warranty; Limitation of Liability.

7.1.  The Crown Entities warrant that the R&D Services shall be performed in a workmanlike manner. In the case of any work which is not in compliance with this warranty that is brought to its attention within a commercially reasonable time, but no more than 90 days, after the work is performed, the Crown Entities agree (i) to refund to Constar, Inc. any charges for services or materials pertaining to such work or (ii) to re-perform the work. OTHER THAN THE ABOVE WARRANTY, THE CROWN ENTITIES MAKE NO WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND THE CROWN ENTITIES SHALL HAVE NO FURTHER OBLIGATION OR LIABILITY UNDER THE ABOVE WARRANTY OR WITH RESPECT TO THE R&D SERVICES. THE CROWN ENTITIES SHALL IN NO EVENT BE LIABLE FOR PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES.

7.2.  Subject to the above provisions, Constar, Inc. shall not bring any other action arising hereunder unless such action is brought within one year after the date such cause of action accrues.

7.3.  The Crown Entities shall not be liable for, and Constar, Inc. assumes responsibility for, all personal injury and property damage resulting from the provision of R&D Services hereunder, except to the extent any such personal injury or property damage results from the willful misconduct of the Crown Entities.

8.  Confidentiality; Disclosures.

8.1.  Confidentiality. Each party agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received by such party pursuant to any terms of this Agreement, as the case may be, including, without limitation, prices, payment terms, technical knowledge, know-how, material, manufacturing, Proprietary Rights, tooling and equipment specifications and other information necessary to carry out the terms of this Agreement and any proprietary or confidential inventions, discoveries, processes, formulae or technology developed, generated or created in the performance of the R&D Services, as the case may be (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, any party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

8.2.  Disclosure to Governmental Agency. Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

8.3.  Ownership of Information. All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it. Nothing in this Section 8.3 shall derogate Constar, Inc.’s ownership rights in Developed Intellectual Property as provided in Section 6.

8.4.  Return of Confidential Information. Upon the written request of a party which has disclosed information covered by this Section 8 in written, printed or other tangible form, all such readily available information, all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

9.  Independent Contractors.    None of the parties is now, nor shall it be made by this Agreement, an agent or legal representative of any other party for any purpose, and no party has any right or authority to create any obligation, express or implied, on behalf of any other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by the Crown Entities hereunder shall be carried on by the Crown Entities as independent contractors and not as agents for Constar, Inc.

10.  Security.    Crown will provide commercially reasonable physical protection and shall put in place commercially reasonable procedures to restrict access by unauthorized persons to the Constar, Inc. work area, documents, work product, laboratory and equipment environment, and to all forms of access to computerized information by unauthorized persons. Crown shall not be responsible or liable for any breach of security that arises out of conduct by Constar, Inc.’s employees, counsel, contractors, consultants or vendors. Access to Constar, Inc. restricted areas and sources of information must be made only upon authorization by Constar, Inc.’s Vice President of Research and Development (or a designee) for any third person or party who is not an employee, counsel, contractor, consultant or vendor of Constar, Inc. with a project-related need to such access and who has not executed a confidentiality agreement which conforms to the requirements of Section 8 above concerning confidentiality. Access to Crown Entity restricted areas and sources of information must be made only upon authorization by Crown’s Executive Vice President of Research and Development (or a designee) for any third person or party who is not an employee, counsel, contractor, consultant or vendor of Crown with a project-related need to such access and who has not executed a confidentiality agreement which conforms to the requirements of section 8 above concerning confidentiality. Constar, Inc. will bear the one-time costs of modifications, and, if needed, removal, to conform to this requirement at Wantage and Alsip subject to Constar, Inc.’s prior approval.

11.  Other Development Activities.    Constar, Inc. acknowledges that the Crown Entities currently undertake, and may undertake in the future, various research and development activities for other businesses. Subject to Sections 6 and 9, nothing in this Agreement shall be construed to prohibit the Crown Entities from continuing to undertake any such activities; provided, that nothing in this Section 11 shall relieve Crown of its obligations under the Non-Competition Agreement, dated as of the date hereof, between Crown and Constar.

12.  Indemnification.    With respect to R&D Services, Constar, Inc. shall defend, indemnify and hold the Crown Entities and their Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against any and all liability, damage, loss, cost or expense arising out of (i) the provision of R&D Services or any products liability arising therefrom (except any liability directly related to and directly caused by the gross negligence or willful misconduct of the Crown Entities in providing such R&D Services) and (ii) all claims, suits or actions for bodily injuries suffered in connection with the provision of the R&D Services and arising out of Constar, Inc.’s breach of this Agreement, negligence or misconduct. Furthermore, Constar, Inc. shall indemnify, defend and hold the Crown Entities and their Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against all damages, claims, judgments, decrees, costs, expenses and demands for unfair competition or infringement of any United States or foreign trademark or copyright as a direct result of the provision of R&D Services conforming to the specifications required by Constar, Inc. or the failure of the provision of such R&D Services to comply with any federal, state, local or other law or regulation. The Crown Entities shall not settle any claim for which it is entitled to indemnification hereunder without the written consent of Purchaser, which shall not be unreasonably withheld.

13.  Miscellaneous.

13.1.  Successors/No Third Party Beneficiaries.    This Agreement shall not be assignable, except that (i) a Crown Entity may, after giving notice to Constar, Inc., assign its rights and obligations under this Agreement; provided, that a Crown Entity shall not assign its rights and obligations under this Agreement to a competitor of Constar, Inc. in the PET preform and container industry without the prior written consent of Constar, Inc., and (ii) Constar, Inc. may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to Constar’s lenders as collateral to secure indebtedness outstanding under Constar’s senior secured credit facility and all renewals, refundings, refinancings and replacements thereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

13.2.  Force Majeure.    Neither Supplier nor Purchaser shall be responsible for any failure or delay in performance due to causes beyond their respective control, including, without limitation, earthquake, fire, storm, flood, freeze, labor disputes, transportation embargoes, acts of God or of any government and acts of war or terrorism (any of the foregoing, a “Force Majeure Event”). Any party, if affected by any such cause, may, upon written notice to the other parties specifying the reasons therefor, reduce its obligations to the other to the extent it is necessarily prevented, hindered or delayed as a result of the Force Majeure Event. Notwithstanding anything to the contrary in this Agreement, this provision shall not apply to or otherwise excuse the failure to pay any uncontested R&D Fees or Costs due under this Agreement when due.

13.3.  Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

if to Carnaud, to:

CarnaudMetalbox plc
Downsview Road
Wantage
Oxfordshire OX12 9 BP
Attention:
Facsimile: 44.1235.402578

if to Crown Technologies, to:

Crown Cork & Seal Technologies Corporation
11535 S. Central Avenue
Alsip, IL 60482-2523
Attention:
Facsimile:

if to either Crown Entity, with a copy to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention:
Facsimile:

if to Constar, Inc., to:

Constar, Inc.
One Crown Way
Philadelphia, PA 19154-4599
Attention: Chief Financial Officer
Facsimile:

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

13.4.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

13.5.  Dispute Resolution: Negotiation and Arbitration.

(a)  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other parties written notice of any dispute not resolved in the ordinary course of business. Within ten Business Days after delivery of such notice, the party receiving notice shall submit to the others a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

(b)  Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 13.5 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)  If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)  The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 13.5, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)  Resolution of disputes under the procedures of this Section 13.5 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 13.5.

13.6.  Consent to Jurisdiction.    The Crown Entities and Constar, Inc. hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 13.5), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

13.7.  Entire Agreement.    This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

13.8.  Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The Crown Entities and Constar, Inc. have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.9.  Counterparts.    This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.10.  Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

13.11.  Effectiveness.    The terms of this Agreement shall not become effective until the Initial Public Offering Date.

13.12.  Pronouns.    Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

13.13.  Further Assurances.    The parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

13.14.  Amendment and Modification.    This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

CARNAUDMETALBOX PLC

By:	/s/ NAME
Name Title

CROWN CORK & SEAL TECHNOLOGIES CORPORATION

By:	/s/ NAME
Name Title

CONSTAR, INC.

By:	/s/ NAME
Name Title

SCHEDULE A—KEY INDIVIDUALS

Key Crown Individuals

Name	Commitment Percentage	Commitment Period	Option to Hire
[***]	50%	From the Initial Public Offering Date until 6 months after the Initial Public Offering Date	No

[***]	30%	From 6 months after the Initial Public Offering Date until December 31, 2003	No

[***]	25%	From the Initial Public Offering Date until 6 months from the Initial Public Offering Date	No

[***]	20%	From 6 months after the Initial Public Offering Date until December 31, 2003

[***]	50%	From the Initial Public Offering Date until 6 months from the Initial Public Offering Date	Yes

Key Carnaud Individuals

Name	Commitment Percentage	Commitment Period	Option to Hire
[***]	100%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	Yes

[***]	40%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	No

[***]	90%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	Yes

[***]	Confidential treatment requested

[***]	90%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	Yes

[***]	90%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	Yes

[***]	40%	From the Initial Public Offering Date up to 6 months from the Initial Public Offering Date	Yes

Key Transferred Individuals (*)—Crown Technologies

Name	Commitment Percentage	Commitment Period
[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	Confidential treatment requested

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

[***]	100%	From the Initial Public Offering Date until Transfer of Employment

(*)
Employment shall be terminated by the applicable Crown Entity and employment will be offered by Constar, Inc. pursuant to the terms of the Benefits Allocation Agreement. In accordance with the Benefits Allocation Agreement, such termination and offer of employment shall occur (i) with respect to Key Transferred Individuals who, as of the Initial Public Offering Date, are in the process of seeking permanent residency in the United States, the later of (x) 6 months from the Initial Public Offering Date and (y) the date that such permanent residency is granted and (ii) with respect to Key Transferred Individuals who, as of the Initial Public Offering Date, are not in the process of seeking permanent residency in the United States, 6 months from the Initial Public Offering Date.

A Key Individual’s available hours for each month shall equal:

(1)  the Key Individual’s Commitment Percentage (as set forth above)

multiplied by

(2)

(a)  with respect to Key Carnaud Individuals, 7.5 hours per day times the number of calendar days in the month, which number of hours (i) shall be reduced by 7.5 hours per day times the number of Saturdays and Sundays during the month, and (ii) shall be further reduced by all hours during the month that the Key Carnaud Individual charges to holidays, vacation days, sick days and other personal time to which such Key Carnaud Individual is entitled under the terms of his employment with Carnaud; and

(b)  with respect to Key Crown Individuals and Key Transferred Individuals, 8 hours per day times the number of calendar days in the month, which number of hours (i) shall be reduced by 8 hours per day times the number of Saturdays and Sundays during the month, and (ii) shall be further reduced by all hours during the month that the Key Individual charges to holidays, vacation days, sick days and other personal time to which such Key Individual is entitled under the terms of his employment with Crown Technologies.

In the event that a Key Individual’s Commitment Period begins or ends in the middle of a month available hours for such month shall be prorated accordingly.

[***]	Confidential treatment requested

SCHEDULE B—NON-DEDICATED EQUIPMENT

Crown Technologies (Alsip):

•	Nissei injection molder

•	Oberburg compression molder

•	AHP slitter

•	Netstal injection molder and ancillaries

•	Ancillary equipment like A frames etc.

•	The remaining quality lab equipment including: torque meter, capping machine and the cap dimensional measurement device.

•	Existing Illiop Machine (will be transferred after new Illiop machine is deemed fully operational pursuant to the terms of this Agreement)

•	New Illiop Machine (when constructed pursuant to the terms of this Agreement)

•	Gas chromatography units (except 5890 unit)

•	Thermal imaging camera

•	Differential scanning calorimeter

Carnaud (Wantage):

•	Extrusion blow molder

•	Oxysense analysis system

•	Filling equipment

SCHEDULE C—CONSTAR, INC. WANTAGE EQUIPMENT

•	Starshield coating line

•	Blow molder LBO1E

•	Blow molder LBO1

•	Gawis bottle measuring equipment

•	Bottle trimmer

•	Bottle section weight cutter

•	Illiop machine

•	Magnamike measuring device